SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)              February 18, 1999

                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)



       Delaware                       0-19278                  13-3357370
(State or other jurisdiction  (Commission file Number)  (IRS Identification No.)
    of  incorporation)


                    51 James Way, Eatontown, New Jersey 07724
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code        (732) 542-2800


--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

                              Item 5. Other Events


Osteotech, Inc. announced that its Board of Directors has approved a three-for-two split of the Company's common stock in the form of a 50% stock dividend. The dividend will be distributed on or about March 19, 1999 to shareholders of record on March 5, 1999. Upon completion of the distribution, Osteotech will have approximately 13.5 million shares of common stock outstanding. Fractional shares will not be issued pursuant to the split, but in lieu of a fractional share, cash will be paid based on the closing price of Osteotech stock as of the close of trading on March 5, 1999, as adjusted in the stock split. The Board of Directors has authorized this distribution of common stock with the intention of benefiting shareholders by increasing the amount of shares available for investment by a wider range of shareholders.

As a result of the split, the number of shares of Common Stock covered by the following registration statements will be proportionately increased as follows:

                               Registered Shares     Number of Shares Covered
Registration Statement            Pre-Split                Post-Split
----------------------         -----------------     ------------------------
Form S-8                           818,624                 1,227,936
(File No. 333-64019)

Form S-8                           181,376                   272,064
(File No. 333-42383)

Form S-8                         1,593,885                 2,390,828
(File No. 33-44547)

Form S-8                         1,250,000                 1,875,000
(File No. 33-82782)

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: February 22, 1999

                                       OSTEOTECH, INC.
                                         (Registrant)


                                       By:   /s/ Michael J. Jeffries
                                             -----------------------
                                             MICHAEL J. JEFFRIES
                                             Executive Vice President,
                                             Chief Operating Officer and
                                             Chief Financial Officer
                                             (Principal Financial Officer
                                              and Principal Accounting Officer)